EXHIBIT 99.1

Agenus Reports First Quarter 2011 Financial Results

Conference Call Scheduled for Today at 11:00 a.m. Eastern Time

LEXINGTON, Mass., April 28, 2011 (GLOBE NEWSWIRE) -- Agenus Inc. (Nasdaq:AGEN) reported today its results for the first quarter of 2011. The company reported a net loss attributable to common stockholders of $6.2 million, or $0.05 per share, basic and diluted, for the first quarter of 2011, compared with a net loss attributable to common stockholders in the first quarter of 2010 of $9.0 million, or $0.10 per share, basic and diluted. The company's net cash burn (cash used in operating activities plus capital expenditures and dividend payments) for the first quarter of 2011 and 2010 was $4.9 million and $6.1 million, respectively. The 2011 net cash burn figure primarily reflects the company's efforts to support the Prophage Series of vaccines. Cash, cash equivalents and short-term investments were $15.6 million as of March 31, 2011.

Agenus has addressed approximately $85 million of its near term debt obligations. The company has retired approximately $50 million of its 5.25% convertible subordinated notes and on February 24, 2011, announced that it had restructured and extended the maturity of its 8.00% senior secured convertible notes from August 30, 2011 to August 31, 2014. These notes have an aggregate current principal amount of approximately $34.7 million.

On April 11, 2011, Agenus executed an amendment to the company's Lexington, Massachusetts lease; it is estimated that this amendment will decrease the company's facilities costs by an average of approximately $1.5 million annually over the term of the lease.

Corporate Update

  QS-21 Stimulon® Adjuvant

  Key licensees of QS-21 include GlaxoSmithKline and Janssen Alzheimer Immunotherapy. Data from Phase 3 pivotal trials of three vaccine candidates for malaria, non-small cell lung cancer and melanoma, are anticipated to be released in the second half of this year or the first half of 2012. A Phase 3 vaccine program for shingles also continues to rapidly advance in the clinic. Janssen Alzheimer Immunotherapy has a QS-21-containing vaccine candidate in Phase 2 trials for the treatment of Alzheimer's disease. In total, approximately 15 vaccine candidates containing Agenus' QS-21 Stimulon immune adjuvant are currently in clinical development.

  Agenus is entitled to receive milestone payments as these programs advance, as well as royalties for at least 10 years after commercial launch.

  The Prophage Series of Cancer Vaccines

Agenus' current clinical development focus is on the Prophage Series G vaccines (HSPPC-96; vitespen), which are being studied in two different settings of glioma, newly diagnosed and recurrent disease. Glioma is the deadliest form of brain cancer with an average survival of six to 14 months.

A Phase 2 trial testing the Prophage Series vaccine, G-100, in patients with newly-diagnosed glioma is actively enrolling with approximately 20 patients already treated. In this trial, G-100 is being used on top of the standard of care, which includes Temodar (Merck; temozolomide) and radiation. It is believed that the efficacy of G-100 could potentially be enhanced through this combination regimen.

Based on promising early signals the trial is being expanded beyond University of California, San Francisco (UCSF) to include up to 10 prominent brain tumor research centers across the U.S. It is anticipated that this expansion will aid in advancing the program more rapidly into a potential late-stage trial for regulatory approval. Please refer to www.clinicaltrials.gov for additional details regarding the study, including the status of participating centers.

Data from the Phase 2 trial of Prophage vaccine, G-200, in recurrent glioma will be presented in a poster presentation at the 2011 ASCO Annual Meeting. Promising overall survival results from this trial support advancement of Prophage G-200 into a randomized study using a combination regimen, which may include Avastin® (bevacizumab). Evidence from the literature suggests there is rationale for potential synergies between bevacizumab and a cancer vaccine such as Prophage G-200.

In addition, Agenus, in conjunction with UCSF, is working to initiate a Phase 1 trial testing the Prophage Series vaccine, NP-150, in pediatric brain tumors by mid-year.

The company continues to explore development and commercial partnerships for the Prophage Series of cancer vaccines on both a global and regional basis.

  Memorial Sloan-Kettering Cancer Center (MSKCC) Research Agreement

  Experiments have begun as part of our collaboration with MSKCC. This initiative is particularly timely because of the increased level of interest in the medical community regarding the pursuit of combination trials of immunotherapies in cancer. The recent approval of ipilimumab by the U.S. Food and Drug Administration has increased the opportunity to test cancer vaccines along with a new generation of immune modulators. Such combinations may provide dramatic improvements in the way cancer is treated.

  "Novel immunological drugs and cancer vaccines have the potential to be used in combinations in order to improve outcomes in late-stage cancer patients," stated Garo Armen, Ph.D., Chairman and CEO of Agenus, Inc. "We believe that it is through these combinations that we may be able to achieve benefits not previously seen in the history of cancer treatment."

  Separate from the preclinical studies being performed at MSKCC, Agenus is exploring clinical development collaborations to test the Prophage Series of cancer vaccines in combination with other investigational and/or commercially available therapies in an attempt to enhance the efficacy of its vaccines in late-stage cancers.

  HerpV

  Agenus' off-the-shelf therapeutic herpes vaccine has advanced with the completion of a randomized, placebo controlled Phase 1 clinical trial. A report of these findings will be submitted for publication in a peer-reviewed journal by mid-year.

  The Phase 1 data for HerpV showed that 100% of evaluable patients receiving HerpV with QS-21 demonstrated a statistically significant CD4+ T-cell response to HSV-2 antigens, in addition, 63% of these patients also demonstrated a CD8+ T-cell response. Eliciting both of these types of immune responses is a first of its kind achievement in herpes therapy. The company is currently exploring Phase 2 development of HerpV.

  Recent advances in therapeutic vaccines and immune-based products have helped to validate that harnessing the power of the immune system could have far-reaching implications for diseases that have been historically very difficult to treat, such as genital herpes.

Conference Call Information

Agenus executives will host a conference call at 11:00 a.m. Eastern Time today. To access the live call, dial 877.475.3568 (domestic) or 678.809.3092 (international); the access code is 60618309. The call will also be webcast and will be accessible from the company's website at www.agenusbio.com/webcast/. A replay will be available approximately two hours after the call through midnight Eastern Time on October 28, 2011. The replay number is 800.642.1687 (domestic) or 706.645.9291 (international), and the access code is 60618309. The replay will also be available on the company's website approximately two hours after the live call.

About Agenus

Agenus Inc. is a biotechnology company working to develop treatments for cancers and infectious diseases. For more information, please visit www.agenusbio.com.

The Agenus logo is available at http://www.globenewswire.com/newsroom/prs/?pkgid=8187

Forward-Looking Statement

This earnings release contains forward-looking statements, including statements regarding development, commercialization and partnering efforts; clinical trial activities; data, results and timelines of the company and its licensees and collaborators; and the cash position of the company. These forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially. These risks and uncertainties include, among others, decisions by regulatory authorities, physicians patients, and our existing and potential licensees and collaborators; the possibility that clinical trial results will not be favorable; the inability to secure favorable partnering arrangements; the ability to raise capital and finance future activities and maintain our listing on the NASDAQ Capital Market; Agenus' dependence on its collaborative partners to successfully develop and commercialize products; and the factors described under the Risk Factors section of our Annual Report on Form 10-K filed with the Securities and Exchange Commission for the period ended December 31, 2010. Agenus cautions investors not to place considerable reliance on the forward-looking statements contained in this release. These statements speak only as of the date of this document, and Agenus undertakes no obligation to update or revise the statements. All forward-looking statements are expressly qualified in their entirety by this cautionary statement. Agenus' business is subject to substantial risks and uncertainties, including those identified above. When evaluating Agenus' business and securities, investors should give careful consideration to these risks and uncertainties.

Oncophage and Stimulon are registered trademarks of Agenus Inc. and its subsidiaries. Avastin is a registered trademark of Genentech.

Summary Consolidated Financial Information

Condensed Consolidated Statements of Operations Data
(in thousands, except per share data)
(unaudited)

	Three months ended March 31,
	2011	2010

Revenue	$ 672	$ 936

Operating expenses:
Research and development	2,815	4,631
General and administrative	2,879	3,566

Operating loss	(5,022)	(7,261)

Other expense, net	(941)	(1,550)

Net loss	(5,963)	(8,811)

Dividends on Series A convertible preferred stock	(198)	(198)

Net loss attributable to common stockholders	$ (6,161)	$ (9,009)

Per common share data, basic and diluted:

Net loss attributable to common stockholders	$ (0.05)	$ (0.10)

Weighted average number of common shares outstanding, basic and diluted	112,869	90,982

Condensed Consolidated Balance Sheet Data
(in thousands)
(unaudited)

	March 31, 2011	December 31, 2010

Cash, cash equivalents and short-term investments	$ 15,629	$ 19,782
Total assets	26,427	30,907
Total stockholders' deficit	(12,457)	(14,707)
CONTACT: Investors:
         Shalini Sharp, 800.962.2436